Exhibit 1.2

EXECUTION VERSION

KRAFT FOODS INC.

(the “Company”)

Debt Securities

TERMS AGREEMENT

December 16, 2008

To: The Representatives of the Underwriters identified herein

Ladies and Gentlemen:

The undersigned agrees to sell to the several Underwriters named in Schedule A hereto for their respective accounts, on and subject to the terms and conditions of the Amended and Restated Underwriting Agreement dated December 5, 2007, which is incorporated by reference in the Company’s registration statement on Form S-3 (No. 333-147829), relating to debt securities (the “Underwriting Agreement”), the following securities (the “Offered Securities”) on the following terms (unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined):

OFFERED SECURITIES

Title:

6.75% Notes due 2014 (the “Notes”).

Aggregate Principal Amount:

$500,000,000.

Interest:

6.75% per annum, from December 19, 2008, payable semiannually in arrears on February 19 and August 19, to holders of record on the preceding February 4 or August 4, as the case may be, commencing February 19, 2009.

Interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Maturity:

February 19, 2014.

Currency of Denomination:

United States Dollars ($).

Currency of Payment:

United States Dollars ($).

Indenture:

The Notes will be issued under the Indenture dated as of October 17, 2001 between the Company and Deutsche Bank Trust Company Americas (as successor trustee to The Bank of New York who was successor trustee to The Chase Manhattan Bank), as trustee.

Form and Denomination:

Book-entry form only represented by one or more global securities deposited with The Depository Trust Company, including its participants Clearstream or Euroclear, or their respective designated custodian, in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Change of Control:

Upon the occurrence of both (i) a change of control of the Company and (ii) a downgrade of the Notes below an investment grade rating by each of Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services and Fitch, Inc. within a specified period, the Company will be required to make an offer to purchase the Notes at a price equal to 101% of the aggregate principal amount of such Notes, plus accrued and unpaid interest to the date of repurchase as and to the extent set forth in the Company’s Prospectus Supplement relating to the Notes dated December 16, 2008 (the “Prospectus Supplement”) under the caption “Description of Notes—Change of Control”.

Redemption for Tax Reasons:

The Company may redeem all, but not part, of the Notes upon the occurrence of specified tax events described under the caption “Description of Notes—Redemption for Tax Reasons” in the Prospectus Supplement.

Conversion Provisions:

None.

Sinking Fund:

None.

Listing:

None.

Delayed Delivery Contracts:

None.

Payment of Additional Amounts:

In addition, the Company shall pay Additional Amounts to holders as and to the extent set forth under the caption “Description of Notes—Payment of Additional Amounts” in the Prospectus Supplement.

Purchase Price:

99.546% of the principal amount of the Notes, plus accrued interest, if any, from December 19, 2008.

Expected Reoffering Price:

99.896% of the principal amount of the Notes plus accrued interest, if any, from December 19, 2008.

Additional Agreements of the Company:

Not applicable.

OTHER MATTERS

Closing:

9:00 A.M., New York City time, on December 19, 2008, at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017 in Federal (same day) funds.

Settlement and Trading:

Book-Entry Only via DTC, Clearstream or Euroclear.

Names and Addresses of the Representatives and Lead Underwriters:

BNP Paribas Securities Corp.

787 Seventh Avenue

New York, New York 10019

Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

Deutsche Bank Securities Inc.

60 Wall Street

New York, New York 10005

Greenwich Capital Markets, Inc.

600 Steamboat Road

Greenwich, Connecticut 06830

The respective principal amounts of the Offered Securities to be severally purchased by each of the Underwriters are set forth opposite their names in Schedule A hereto.

The provisions of the Underwriting Agreement are incorporated herein by reference, except that, notwithstanding anything in Section 4(h) of the Underwriting Agreement to the contrary, the Underwriters shall pay all expenses (including reasonable fees and disbursements of counsel) incurred in connection with qualification of the Offered Securities for sale and any determination of their eligibility for investment under the laws of such jurisdictions as the Representatives reasonably designate.

For purposes of the Underwriting Agreement, the “Applicable Time” shall be 1:03 p.m. (Eastern time) on December 16, 2008.

Section 1 of the Underwriting Agreement is amended to replace the phrase “The Bank of New York (as successor to The Chase Manhattan Bank)” with “Deutsche Bank Trust Company Americas (as successor trustee to The Bank of New York who was successor trustee to The Chase Manhattan Bank).”

The Offered Securities will be made available for checking at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, at least 24 hours prior to the Closing Date.

For purposes of Section 6 of the Underwriting Agreement, the only information furnished to the Company by the Underwriters for use in the Prospectus consists of the following information in the Prospectus: the information contained in the fifth and sixth paragraphs under the caption “Underwriting” in the prospectus supplement.

If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to the Company one of the counterparts hereof, whereupon it will become a binding agreement between the Company and the several Underwriters in accordance with its terms.

Very truly yours,

KRAFT FOODS INC.

By:	/s/ Timothy R. McLevish
Name:	Timothy R. McLevish
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Terms Agreement]

The foregoing Terms Agreement is hereby confirmed and accepted as of the date first above written.

BNP PARIBAS SECURITIES CORP.

By:	/s/ Jim Turner
Name:	Jim Turner
Title:	Managing Director Head of Debt Capital Markets

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Brian Bednarski
Name:	Brian Bednarski
Title:	Managing Director

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Ritu Ketkar
Name:	Ritu Ketkar
Title:	Director

By:	/s/ Jack McCabe
Name:	Jack McCabe
Title:	Director

GREENWICH CAPITAL MARKETS, INC.

By:	/s/ Scott Graham
Name:	Scott Graham
Title:	Managing Director

Acting on behalf of themselves and as the Representatives of the several Underwriters.

[Signature Page to Terms Agreement]

SCHEDULE A

Underwriter	$500,000,000 Principal Amount of 6.75% Notes due 2014
BNP Paribas Securities Corp.	$97,500,000
Citigroup Global Markets Inc.	$97,500,000
Deutsche Bank Securities Inc.	$97,500,000
Greenwich Capital Markets, Inc.	$97,500,000
Mizuho Securities USA Inc.	$35,000,000
Banca IMI S.p.A.	$35,000,000
BBVA Securities Inc.	$35,000,000
Loop Capital Markets, LLC	$5,000,000
Total	$500,000,000